Exhibit 15.1

Awareness of Independent Registered

Public Accounting Firm

We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of Home BancShares, Inc. of our report dated May 7, 2018, included with the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and our report dated August 6, 2018, included with the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ BKD, LLP

Little Rock, Arkansas

August 6, 2018